NBTY, INC.
                              90 Orville Drive
                           Bohemia, New York 11716
            Proxy for Annual Meeting of Stockholders March 25, 1996

      The undersigned hereby appoints Harvey Kamil and Michael C. Duban as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on the reverse, all shares of Common Stock of NBTY, INC. (the "Company") held of record by the undersigned on February 14, 1996, at the Annual Meeting of Stockholders to be held on March 25, 1996 at 10:00 a.m., EST, or any adjournment thereof.

                       (To be Signed on Reverse Side)


[X]  Please mark your
     votes as in the
     example.

DIRECTORS RECOMMEND A VOTE FOR ELECTION OF DIRECTORS AND A VOTE FOR PROPOSAL 2.

                      FOR           WITHHOLD
                  ALL NOMINEES    ALL NOMINEES   NOMINEES:  Aram Garabedian
1.  ELECTION                                                Bernard G. Owen
    OF                                                      Alfred Sacks
    DIRECTORS         [ ]             [ ]

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE
FOR ANY INDIVIDUAL NOMINEE, PLACE AN "X" IN
THE WITHHOLD BOX ABOVE AND STRIKE A LINE
THROUGH THE NOMINEES NAME LISTED AT FRONT.


                                                   FOR    AGAINST   ABSTAIN
2.  RATIFICATION OF INDEPENDENT ACCOUNTANTS.       [ ]      [ ]       [ ]

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



SIGNATURE(S)-----------------------------------------   DATE ----------------
(NOTE: Please sign exactly as your name appears hereon, executers, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, executer in full corporate name by authorized officer. If more than one person, all should sign.)